Exhibit (10)(m)


March 27, 1995


Name
Address


Dear Mr. _________________:

As a member of the management of Clark Equipment Company, one of your primary responsibilities is to increase the wealth of the Company's stockholders.

In order to create an incentive for you to increase stockholder wealth and to reward you for doing so, the Human Effectiveness Committee of the Board of Directors has awarded to you ________ performance units under the Clark Equipment Company 1994 Long-Term Incentive Plan (the "Plan"). These units, which are subject to all of the terms and conditions of the Plan and of this letter, will increase in value to the extent that the value of Company stock increases and, subject to those terms and conditions, may be exercised by you at a time of your choosing, for cash.

You may exercise these units for cash as follows:

     on or after March 27, 1996, _______ units;
     on or after March 27, 1997, an additional _______ units;
     on or after March 27, 1998, an additional _______ units;

provided that all performance units then unexercised will expire upon the earliest to occur of the Expiration Date (as defined in subsection A-5.5 of the Plan) or at the close of business on March 26, 2005, and may not be exercised thereafter.

In order to exercise one or more performance units for cash, you must deliver written notice of exercise to the Secretary of the Company, signed by you, indicating the number of units to be exercised. Units will be deemed exercised on the day such notice is received by the Secretary of the Company.

The amount of cash you will receive upon the exercise of any performance units shall be an amount for each unit exercised equal to the excess of the Fair Market Value (as defined in subsection A-5.6 of the Plan) of a share of Company stock at the time of exercise over $52.625.




This award of performance units is conditioned upon your agreement to the terms and conditions set forth in this letter and those of the Plan with respect to the award. To accept this award, please execute the Acknowledgment, Acceptance and Agreement at the bottom of the enclosed copy of this letter and return it to the Secretary of the Company.

Very truly yours,

CLARK EQUIPMENT COMPANY



By:  /s/ Frank M. Sims
     Senior Vice President


enc.


Acknowledgment, Acceptance and Agreement

I hereby acknowledge that I have received and read a copy of the Clark Equipment Company 1994 Long-Term Incentive Plan (the "Plan"); I accept the award of performance units described in the foregoing letter; and I agree to the terms and conditions of such letter and of the Plan with respect to such award.

Signed:  ___________________________________

Dated:  ___________________________________
















                                  -2-